Exhibit 10.2

Execution Copy

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE. THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT OR REDEMPTION HEREOF.  ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW.  NOTWITHSTANDING THE FOREGOING BUT SUBJECT TO COMPLIANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, THIS NOTE (I) MAY BE PLEDGED OR HYPOTHECATED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THIS NOTE AND (II) MAY BE TRANSFERRED OR ASSIGNED TO AN AFFILIATE OF THE HOLDER HEREOF.

APPLIED DIGITAL SOLUTIONS, INC.

SENIOR SECURED NOTE

New York, New York	$12,000,000.00
Issue Date: December 29, 2005

FOR VALUE RECEIVED, APPLIED DIGITAL SOLUTIONS, INC., a Missouri corporation (the “Company”), hereby promises to pay to the order of SATELLITE SENIOR INCOME FUND, LLC or its permitted successors or assigns (the “Holder”) the sum of TWELVE MILLION AND 00/100 DOLLARS ($12,000,000.00) in same day funds, on or before June 28, 2007 (the “Maturity Date”), in accordance with the terms and conditions of this Senior Secured Note (this “Note”).

The Company has issued this Note pursuant to a Note Purchase Agreement, dated as of December 28, 2005 (the “Note Purchase Agreement”).  The notes issued by the Company pursuant to the Note Purchase Agreement, including this Note, are collectively referred to herein as the “Notes”.

The Company’s obligations under the Notes, including without limitation its obligation to make payments of principal thereof and interest thereon, are secured pursuant to the terms of a Security Agreement, dated as of December 28, 2005 (the “Security Agreement”), and a Pledge Agreement, dated as of December 28, 2005 (the “Pledge Agreement” and, together with the Security Agreement, the “Security Documents”).

1.                                       DEFINITIONS.

The following terms shall apply to this Note:

“Asset Sale” means a sale, transfer or exchange, in one or more related transactions, by the Company or any of its Subsidiaries of any of their assets or properties that have, in the aggregate, a Fair Market Value after taxes of $500,000 or more.

“Applicable Interest Rate” means the following annual rates:

From the Issue Date through and including August 28, 2006	12.00%
August 29, 2006 through and including September 28, 2006	13.00%
September 29, 2006 through and including October 28, 2006	14.00%
October 29, 2006 through and including November 28, 2006	15.00%
November 29, 2006 through and including December 28, 2006	16.00%
December 29, 2006 through and including January 28, 2007	17.00%
January 29, 2007 through and including February 28, 2007	18.00%
March 1, 2007 through and including March 28, 2007	19.00%
March 29, 2007 through and including April 28, 2007	20.00%
April 29, 2007 through and including May 28, 2007	21.00%
May 29, 2007 through and including June 28, 2007	22.00%

The foregoing annual interest rates rate shall, in each case, be computed on the basis of a 360-day year and calculated using the actual number of days elapsed since the Issue Date or the date on which Interest was most recently paid, as the case may be, and compounded monthly.

“Change of Control” means, with respect to a Person, the existence or occurrence of any of the following: (i) the effectuation of a transaction or series of transactions in which more than fifty percent (50%) of the voting power of such Person is disposed of; (ii) the consolidation, merger or other business combination of such Person with or into any other entity, immediately following which the prior stockholders of such Person fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity; (iii) a transaction or series of transactions in which any Person or group acquires more than fifty percent (50%) of the voting equity of such Person; (iv) in the case of the Company, the Continuing Directors do not at any time constitute at least a majority of the Board of Directors, (v) in the case of any Person other than the Company, the directors, managers, general partners or similar governing parties of such Person as of the date hereof cease to constitute a majority of the directors, managers, general partners or similar governing parties of such Person, or (vi) such Person entering into one or more definitive agreements which contemplate transactions that, if consummated, would result in the occurrence of any of the events described in the foregoing clauses (i) – (v).

“Continuing Director” means at any date a member of the Board of Directors (i) who was a member of such board on the date of the Note Purchase Agreement or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed.

“Default Interest Rate” means the lower of (i) the Applicable Interest Rate then in effect plus five percent (5.0%) and (ii) the maximum rate permitted by applicable law or by the applicable rules or regulations of any Governmental Authority.

“Excluded Securities” means (A) shares of Common Stock (or the common stock of any of the Subsidiaries) issuable or issued to (x) employees or directors of the Company or any of the Subsidiaries from time to time either directly or upon the exercise of options, in such case granted or to be granted in the discretion of the Company’s or such Subsidiary’s board of directors (or similar governing body) as an inducement to join the Company or such Subsidiary or pursuant to one or more stock option plans, restricted stock plans or stock purchase plans in effect as of the Execution Date or adopted after the Execution Date by the Company’s or such Subsidiary’s board of directors (or similar governing body) or by the Company’s or such Subsidiary’s shareholders, (y) vendors, service providers or consultants, either directly or pursuant to options or warrants to purchase Common Stock that are outstanding on the Execution Date or issued thereafter, provided such issuances are approved by the Company’s or such Subsidiary’s board of directors (or similar governing body) or by the Company’s or such Subsidiary’s shareholders, or (z) third parties, either directly or pursuant to options or warrants to purchase Common Stock, in connection with the settlement of a bona fide litigation or dispute approved by the Company’s or such Subsidiary’s board of directors (or similar governing body); (B) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Company or any of the Subsidiaries; (C) shares of Common Stock issued as consideration for the acquisition by the Company or any of the Subsidiaries of any corporation or other entity occurring after the Execution Date; (D) shares of Common Stock issued under any convertible securities or other obligations of the Company that are outstanding on the Execution Date and disclosed on Schedule 3.5 to the Note Purchase Agreement; (E) shares issued to Persons with whom the Company or any of its Subsidiaries is entering into a joint venture, strategic alliance or other commercial relationship in connection with the operation of the Company’s or such Subsidiary’s business and not in connection with a transaction the primary purpose of which is to raise equity capital; and (F) shares issued to a subsidiary of the Company pursuant to a share exchange, provided that the Company shall, at its sole cost and expense, (i) pledge all of the shares received in such exchange to the Collateral Agent (as defined in the Pledge Agreement) pursuant to the Pledge Agreement, and (ii) if such subsidiary is not a Pledged Subsidiary, then prior to such issuance, the Company shall pledge all of its current and future equity interests in such subsidiary to the Collateral Agent pursuant to the Pledge Agreement.

“Fair Market Value” means, with respect to any Asset Sale, the price that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the independent members of the board of directors or other similar governing body of the selling Person.

“Issue Date” has the meaning set forth on the cover page of this Note.

“Liquidation Event” means (x) the institution of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or any Pledged Subsidiary or to its or their creditors, as such, or to its or their assets, or (y) the dissolution or other winding up of the Company or any Pledged Subsidiary, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company or any Pledged Subsidiary.

“Mandatory Redemption Event” means each of the following:

(i)                                     the Company defaults in the payment when due of any principal of, or premium, if any, on this Note or the Company defaults in the payment when due of any interest on this Note and such default continues for a period three (3) Business Days after written notice thereof from the Holder;

(ii)                                  the Company breaches or provides notice of its intent to breach, any covenant or other term or condition of this Note or any other Transaction Document, and such breach continues for a period of ten (10) Business Days following written notice thereof from the Holder;

(iii)                               any material representation or warranty made by the Company  in this Note or any other Transaction Document was inaccurate or misleading in any material respect as of the date such representation or warranty was made.

(iv)                              the occurrence of a VeriChip Event or, prior to the occurrence of a VeriChip Event, VeriChip Corporation consummates an unregistered offering of its debt or equity securities (such offering, a “VeriChip Private Placement”);

(v)                                 the consummation of a Subsequent Placement;

(vi)                              the consummation of an Asset Sale;

(vii)                           the occurrence of a Change of Control of the Company;

(viii)                        a default under any mortgage, guarantee, indenture or instrument of the Company or any of the Pledged Subsidiaries under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of the Pledged Subsidiaries (or the payment of which is guaranteed by the Company or any of the Pledged Subsidiaries) (in each case, other than this Note and the other Transaction Documents) and such default could reasonably be expected to have a Material Adverse Effect, provided that such default (A) is not cured within any applicable grace periods or (B) results in the acceleration of the maturity of any Indebtedness;

(ix)                                the Company or any of the Pledged Subsidiaries breaches or provides notice of its intent to breach, any of their material agreements (other than this Note, the other Transaction Documents, and the agreements described in clause (viii) of this definition), and such breach could reasonably be expected to have a Material Adverse Effect; or

(x)                                   a Liquidation Event occurs or is publicly announced.

“Mandatory Redemption Price” has the meaning given to it in Section 3(a) of this Note.

“Maturity Date” has the meaning set forth in the preamble to this Agreement.

“Scheduled Interest Payment Date” means the first Business Day of January, April, July and October of each year this Note remains outstanding.  The first Scheduled Interest Payment Date shall be April 3, 2006.

“Subsequent Placement” means the issuance, sale or exchange by the Company or any of the Subsidiaries of (1) any shares of common stock of the Company or any of the Subsidiaries, (2) any other equity security of the Company or any of the Subsidiaries, including, without limitation, shares of preferred stock, (3) any other security of the Company or any of the Subsidiaries which by its terms is convertible into or exchangeable or exercisable for any equity security of the Company or any of the Subsidiaries, or (4) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such security described in the foregoing clauses (1) through (3); provided, however, that the term “Subsequent Placement” shall not include the issuance, sale or exchange by the Company or any of the Subsidiaries of any Excluded Security.

All definitions contained in this Note are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Note refer to this Note as a whole and not to any particular provision of this Note. Any capitalized term used but not defined herein has the meaning specified in the Note Purchase Agreement.

2.                                       PAYMENT OF PRINCIPAL AND INTEREST.

(a)                                  Principal.  The Company shall pay the unpaid principal amount of this Note as and when required under this Note, provided that the remaining unpaid principal amount of this Note shall be due and payable in full on the Maturity Date.  Any principal (or premium thereon) that is not paid when due shall bear interest until paid at the Default Interest Rate.

(b)                                 Interest. This Note shall bear interest on the unpaid principal amount hereof (“Interest”) at the Applicable Interest Rate. The Company shall pay all accrued and unpaid Interest (i) on each Scheduled Interest Payment Date, (ii) on the Maturity Date and (iii) on any date on which the any principal amount of this Note is paid (each of (i), (ii) and (iii) being referred to herein as an “Interest Payment Date”).  Any Interest that is not paid within three (3) Business Days of the applicable Interest Payment Date shall bear interest until paid at the Default Interest Rate.

(c)                                  Payment Method.  The Company shall make all payments of principal and Interest in cash by wire transfer of immediately available funds to the Holder’s account pursuant to the Holder’s written wiring instructions.

(d)                                 Cancellation of Note upon Repayment.  In the event that the Company repays the entire unpaid principal amount of this Note, and pays to the Holder all Interest accrued thereon and all other amounts due in connection therewith, the Holder shall return this Note to the Company for cancellation.

3.                                       REDEMPTIONS.

(a)                                  Mandatory Redemption.  In the event that a Mandatory Redemption Event occurs, the Holder shall have the right, upon written notice to the Company (a “Mandatory Redemption Notice”), to have all or any portion of the unpaid principal amount of this Note, plus all accrued and unpaid Interest thereon, redeemed by the Company at the Mandatory Redemption Price (as hereinafter defined).  The Mandatory Redemption Notice shall specify the amount of principal and Interest to be redeemed.  The term “Mandatory Redemption Price” means, with respect to a redemption being effected pursuant to this Section 3(a), an amount equal to the sum of (a) 104% of the principal being redeemed plus (b) all accrued and unpaid Interest thereon.  The Company shall pay the Mandatory Redemption Price to the Holder on or prior to the date that is two (2) Business Days after the date on which the Mandatory Redemption Notice is delivered to the Company.  Notwithstanding the foregoing, the aggregate amount that may be redeemed under this Section 3(a) by the Holder and the other holders of the Notes in connection with (i) a VeriChip Event shall not exceed the greater of (x) the net proceeds payable to the Company in connection with such VeriChip Event and (y) $6,845,000, (ii) a VeriChip Private Placement shall not exceed the net proceeds payable to the Company in connection with such offering, (iii) an Asset Sale shall not exceed the net proceeds payable to the Company in connection with such sale, and (iv) a Subsequent Placement shall not exceed the net proceeds payable to the Company in connection with such offering; provided that all such redemptions shall be made ratably to the holders of the Notes requesting redemption in proportion to the amounts then outstanding under their respective Notes or in such other manner as such holders may agree.

(b)                                 Optional Redemption.  The Company shall have the right, upon written notice to the Holder (an “Optional Redemption Notice”), to redeem all or any portion of the unpaid principal amount of this Note, plus all accrued and unpaid Interest thereon, at the Optional Redemption Price (as hereinafter defined); provided that the Company shall also redeem the same percentage of all of the other outstanding Notes in accordance with the optional redemption provisions thereof.  The Optional Redemption Notice shall specify the amount of principal and Interest to be redeemed by the Company.  The term “Optional Redemption Price” means, with respect to a redemption being effected pursuant to this Section 3(b), an amount equal to the sum of (a) 104% of the principal being redeemed plus (b) all accrued and unpaid Interest thereon.  The Company shall pay the Optional Redemption Price to the Holder on or prior to the date that is two (2) Business Days after the date on which the Optional Redemption Notice is delivered to the Company.  Except as specifically provided by the terms of this Section 3(b), the Company shall not have the right to prepay any principal of this Note.

4.                                       MISCELLANEOUS.

(a)                                  Failure to Exercise Rights not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof.  All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available.

(b)                                 Notices.  Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day and (ii) on the next Business Day after timely delivery to an overnight courier, addressed as follows:

Applied Digital Solutions, Inc.
1690 S. Congress Avenue, Suite 200
Delray, FL 33445
Attn:      Scott R. Silverman

Tel:              561-805-8000

Fax:             561-805-0002

with a copy to:

Holland & Knight LLP

701 Brickell Avenue, Suite 3000

Miami, Florida 33131

Attn:      Harvey A. Goldman, Esq.

Tel:              305-374-8500

Fax:             305-789-7799

and if to the Holder, at such address as the Holder shall have furnished the Company in writing.

(c)                                  Amendments.  No amendment, modification or other change to, or waiver of any provision of, this Note may be made unless such amendment, modification or change is set forth in writing and is signed by the Company and the Holder.

(d)                                 Transfer of Note.  The Holder may sell, transfer or otherwise dispose of all or any part of this Note (including without limitation pursuant to a pledge) to any person or entity as long as such sale, transfer or disposition is in accordance with the provisions of the Note Purchase Agreement.  From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Note in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable, issue and deliver to such transferee a new Note identical in all respects to this Note, in the name of such transferee and, if such transferee acquires less than the entire principal amount of this Note, the Company shall contemporaneously issue to the Holder a new Note identical in all respects to this Note, representing the outstanding balance of this Note.  The Company shall be entitled to treat the original Holder as the holder of this entire Note unless and until it receives written notice of the sale, transfer or disposition hereof.

(e)                                  Lost or Stolen Note.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, if mutilated, the Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

(f)                                    Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(g)                                 Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Company and the Holder. The Company may not assign its rights or obligations under this Note except as specifically required or permitted pursuant to the terms hereof.

(h)                                 Usury.  This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay.  If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(i)                                     Note Purchase Agreement.  The terms of this Note include those stated in the Note Purchase Agreement.  To the extent any provision of this Note conflicts with the express provisions of the Note Purchase Agreement, the provisions of the Note Purchase Agreement shall govern and be controlling.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

APPLIED DIGITAL SOLUTIONS, INC.

By:	/s/ Michael Krawitz
Name: Michael Krawitz
Title: Executive Vice President and General Counsel